Exhibit 99.1


       Allos Therapeutics Reports Second Quarter 2004 Financial Results

    WESTMINSTER, Colo., Aug. 3 /PRNewswire-FirstCall/ -- Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported financial results for the second quarter of 2004. For the three months ended June 30, 2004, the Company reported a net loss of $7.2 million, or $0.23 per share. This compares to a net loss of $11.8 million, or $0.45 per share, for the second quarter of 2003.
    For the six months ended June 30, 2004, the Company reported a net loss of $12.3 million, or $0.40 per share, compared to a net loss of $18.9 million, or $0.73 per share, for the same period last year.
    Cash, cash equivalents and investments in marketable securities as of June 30, 2004 were $34.1 million, including $550,000 in restricted cash.

     Second quarter highlights:

     * The FDA's Oncologic Drug Advisory Committee did not recommend approval of EFAPROXYN(TM) (efaproxiral), formerly known as RSR13, as an adjunct to radiation therapy for the treatment of patients with brain metastases originating from breast cancer.

     * The Company received an approvable letter from the U.S. Food and Drug Administration (FDA) for its New Drug Application (NDA) for EFAPROXYN(TM) for the treatment of patients with brain metastases originating from breast cancer. In the letter, the FDA indicated that before the NDA may be approved, it will be necessary for the Company to complete its ongoing Phase 3 ENRICH trial and submit the results as an NDA amendment for the FDA's review.

     * The Company filed a Marketing Authorization Application with the European Medicines Agency for approval to market EFAPROXYN(TM) as an adjunct to whole brain radiation therapy for the treatment of patients with brain metastases originating from breast cancer.

     * The Company presented results from its previously completed Phase 3 trial of EFAPROXYN(TM) for the treatment of patients with brain metastases in three poster sessions at the 40th annual meeting of the American Society of Clinical Oncology.

     * The Company initiated discussions with various Contract Research Organizations to expand the Company's Phase 3 ENRICH trial into Europe and South America.

    Conference Call
    Allos Therapeutics will host a conference call to review the Company's second quarter 2004 results today at 4:30 p.m. EDT on Tuesday, August 3, 2004. The dial in number for U.S. residents to participate is 800-310-1961. International callers should dial 1-719-457-2692.

    Conference Call Replay
    An audio replay of the conference call will be available from 7:30 p.m. EDT on Tuesday, August 3, 2004 until 12:59 a.m. EDT on August 10, 2004. To access the replay, please dial 1-888-203-1112 (U.S./Canada); international +1-719-457-0820; the pass code number is 133938.

    Webcast
    Allos Therapeutics will hold a live web cast of the conference call. The webcast will be available from the homepage and investor relation's section of the Company's web site at www.allos.com and will be archived for 30 days.

    About Allos Therapeutics, Inc.
    Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The Company's lead clinical candidate EFAPROXYN(TM) (efaproxiral), formerly know as RSR13, is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy. In addition, Allos is developing PDX (pralatrexate), a novel small molecule cytoxic injectable antifolate (DHFR inhibitor) intended to treat non-small cell lung cancer, mesothelioma and non-Hodgkin's lymphoma. For more information, please visit the Company's web site at: www.allos.com.

    Safe Harbor Statement
    This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to risks and uncertainties detailed from time to time in the Company's SEC filings, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2003. All forward-looking statements are based on information currently available to the company on the date hereof, and the Company assumes no responsibility to update such statements.



                             ALLOS THERAPEUTICS, INC.
                        CONDENSED STATEMENTS OF OPERATIONS
             (in thousands - except share and per share information)
                                   (unaudited)

                             Three-months ended         Six-months ended
                                   June 30,                  June 30,

                              2004         2003         2004         2003

    Operating expenses:
      Research and
       development           $3,446       $5,081       $5,435       $8,487
      Clinical manufacturing  1,374        3,866        2,156        5,946
      Marketing, general
       and administrative     2,442        2,523        4,955        4,542
      Restructuring costs        --          578           --          578

        Total operating
         expenses             7,262       12,048       12,546       19,553

    Loss from operations     (7,262)     (12,048)     (12,546)     (19,553)
    Interest and other
     income, net                111          277          249          649

    Net loss                $(7,151)    $(11,771)    $(12,297)    $(18,904)

    Basic and diluted
     net loss per share      $(0.23)      $(0.45)     $(0.40)      $(0.73)

    Weighted average
     common shares:
     basic and diluted   31,139,289   25,888,500   31,124,616   25,884,381



                             ALLOS THERAPEUTICS, INC.
                             CONDENSED BALANCE SHEETS
                                  (in thousands)
                                   (unaudited)

                                           June 30, 2004   December 31, 2003

    ASSETS
      Cash, cash equivalents and
       investments in marketable
       securities                             $34,148           $45,597
      Other assets                              1,341             1,121
      Equipment and leasehold
       improvements, net                        1,207             1,456

          Total assets                        $36,696           $48,174

    Liabilities and Stockholders' Equity
      Liabilities                             $ 3,325            $2,763
      Stockholders' equity                     33,371            45,411
          Total liabilities and
           stockholders' equity               $36,696           $48,174


SOURCE  Allos Therapeutics, Inc.
    -0-                             08/03/2004
    /CONTACT: Jennifer Neiman, Corporate Communications Manager of Allos Therapeutics, Inc., +1-720-540-5227, jneiman@allos.com; or Fern Lazar of Lazar Partners Limited, +1-212-867-1762, flazar@lazarpartners.com, for Allos Therapeutics, Inc./
    /Web site:  http://www.allos.com /
    (ALTH)

CO:  Allos Therapeutics, Inc.
ST:  Colorado
IN:  HEA MTC BIO
SU:  ERN CCA